Exhibit 99(a)(5)

Offer to Purchase

Any and All 10.25% Series A Preferred Shares
of
QUANTA CAPITAL HOLDINGS LTD.
at
$20.00 Net Per Share
by

QCH ACQUISITION LTD.,

a wholly owned subsidiary of

QUANTA CAPITAL HOLDINGS LTD.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON                     ,                          , 2007, UNLESS EXTENDED.

                    , 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by QCH Acquisition Ltd., an exempted company limited by shares incorporated in Bermuda (‘‘Purchaser’’), and a wholly owned subsidiary of Quanta Capital Holdings Ltd., an exempted company limited by shares incorporated in Bermuda as a holding company (‘‘Quanta’’), to act as Dealer Manager in connection with Purchaser’s offer to purchase all the issued and outstanding 10.25% Series A Preferred Shares, par value $0.01 per share, of Quanta (the ‘‘Preferred Shares’’), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase and Proxy Statement, dated                     , 2007 (as amended or supplemented from time to time, the ‘‘Offer to Purchase’’), and a related Letter of Transmittal (as amended or supplemented from time to time, the ‘‘Letter of Transmittal’’ which, together with the Offer to Purchase, collectively constitute the ‘‘Offer’’) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Preferred Shares registered in your name or in the name of your nominee.

Unless waived, the Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) at least         % of the issued Preferred Shares and (ii) the approval of a proposed amendment to Quanta’s Certificate of Designation of its Preferred Shares, as described in the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.        Offer to Purchase;

2.        Letter of Transmittal for your use in accepting the Offer and tendering Preferred Shares and for the information of your clients;

3.        Notice of Guaranteed Delivery to be used to accept the Offer if the Preferred Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the ‘‘Depositary’’) prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.        A letter which may be sent to your clients for whose accounts you hold Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.        Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.        Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                     ,                          , 2007, UNLESS EXTENDED.

In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Preferred Shares (or a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the book-entry transfer facility (as described in the Offer to Purchase)), (ii) a manually signed Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an ‘‘agent’s message’’ (as defined in the Offer to Purchase), and (iii) any other required documents.

If holders of Preferred Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the Offer to Purchase under the caption ‘‘Terms of the Tender Offer–Procedure for Tendering Shares.’’

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Preferred Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Preferred Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to Friedman, Billings, Ramsey & Co., Inc. at its telephone number, or Georgeson Inc. (the ‘‘Information Agent’’) at its address and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Holders of Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours,
Friedman, Billings, Ramsey & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PURCHASER, QUANTA, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.